EXHIBIT 99.1

Ultra Motorcycle Co. Files for Chapter 11

Company to Continue Normal Operations During Financial Restructuring

MIRA LOMA, Calif.—(Automotive Wire)—May 21, 2001—Ultra Motorcycle Co. (“UMC’’) (OTCBB: UMCC) announced that:

The company filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California on May 21, 2001. The filing was necessitated by the threat of a foreclosure sale scheduled later that day by the company’s secured creditor, Finova Mezzanine Capital Inc. Although UMC is in discussions with prospective new lenders to refinance the Finova debt, UMC and Finova have been unable to reach an agreement to extend the foreclosure date.

UMC is continuing all normal business operations and will continue uninterrupted services to its dealers and customers.

“UMC wishes to reassure its shareholders, its customers, and its dealers that the company will continue to operate without interruption. We remain dedicated to serving the needs of our customers and dealers and turning out the high-quality product that they and the industry have come to expect of Ultra. We feel that we will be able to reach an accord with Finova, through the bankruptcy process, obtain needed financing from one of our prospective new lenders, and come out of this Chapter 11 proceeding much stronger and more confident of a successful future, than ever before,’’ said Harold “Hal’’ Collins, chief executive officer and president. “Protecting the investments of our shareholders, the livelihoods of our employees and the interests of our customers and dealers are our priorities.’’

UMC is taking steps to ensure that it will meet its obligations to its vendors and suppliers. Collins commented, “We have requested and expect to receive a prompt authorization from the Court to continue to pay all salaries, wages and benefits to our valued employees.’’

UMC is a leading designer, manufacturer and distributor of high-quality, American-made heavyweight cruiser motorcycles. UMC models include the Sledgehammer, Fat Pounder, Fat Pounder ST, Ground Pounder, Ground Pounder ST, Avenger, Jackhammer ST, Wide One, Wide Two, and Titanium Series 1 and 2. All of the Ultra models are manufactured at the company’s corporate headquarters and manufacturing facility in Mira Loma. Ultra motorcycles are distributed through a nationwide dealer network.

Certain matters discussed herein are “forward-looking’’ statements intended to qualify for the safe harbors from liability in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date hereof. The company’s liquidity, capital resources, and the results of operations may be affected from time to time by a number of factors and risks, including, but not limited to, the ability of the company to arrange new financing; operate successfully under a Chapter 11 proceeding; obtain shipments and negotiate terms with vendors and service providers; fund and execute a new operating plan for the company; attract and retain key executives and associates; meet competitive pressures which may affect the nature and viability of the company’s business strategy; generate cash flow; attract and retain dealers and customers; and manage its business notwithstanding potential adverse publicity. The forward-looking statements contained herein are only made as of the date hereof, and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

      Ultra Motorcycle Company, Mira Loma
      Anne Todd (Investor Relations), 877-22ULTRA